Exhibit 10.14

PROMISSORY NOTE

April 22, 2014

To: Sean Sego – Independent Director NAS

From: Robert Chance

Re: Promissory Note payable – Related Party Debt

I, Sean Sego agree to loan National Automation Services, Inc. $28,000.00 for the purposes of being able to retire short term debt under the following terms:

1.)
The Term of the loan is 60 days from the date the funds are transferred and received by National Automation Services, Inc. or the date of this agreement whichever is first.  The interest to be accrued is at 10% per annum.  The purpose of this Note is to extend the time needed to pay the original holders (below) and significantly reduce the accrual of interest.

2.)
Payment, including principle and interest is required within 5 days of maturity of the Term.  If the Payment is not received in such time than the Note will at the option of Holder (Sean Sego) become a convertible note bearing the same terms conversion afforded the original holders (below). These notes are referenced below include interest payable along with principle:

o	Clarke – 2850.00
o	Hayek – 2850.00
o	Defily – 2850.00
o	Stangl – 5720.00
o	Haggard – 1,150.00
o	Krochak – 13,000.00

/s/ Sean Sego
Sean P Sego
Note Holder

/s/ Robert Chance
Robert Chance
President/Chief Executive Officer
National Automation Services, Inc.